EXHIBIT 10.1

Amendment 2009-1 to the Employment Agreement

This Amendment 2009-1 is entered into as of December 21, 2009 by and between ICT Group, Inc, a Pennsylvania corporation (hereinafter called “Company”) and John J. Brennan, an individual (hereinafter called “Employee”).

WHEREAS, Company and Employee have entered into that certain employment agreement dated March 20, 2009 (hereinafter the “Employment Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement);

WHEREAS, Sykes Enterprises, Incorporated, a Florida corporation (“Parent”), SH Merger Subsidiary I, Inc., a Pennsylvania corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), SH Merger Subsidiary II, LLC, a Florida limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub II”), and the Company have entered into an Agreement and Plan of Merger dated October 5, 2009, pursuant to which Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”), and immediately following the Merger, the Company will be merged with and into Merger Sub II (the “Second Merger”);

WHEREAS, the Company desires to amend the Employment Agreement to restore the Executive’s Base Salary to its original level and to cease paying the Executive the reduced Temporary Base Salary, to clarify certain other issues under the Employment Agreement, and to reform the Employment Agreement to clarify the parties original intention with respect to the calculation of severance payable under the Employment Agreement;

WHEREAS, in consideration of the continued employment of Employee, and deeming it to be in Company’s best interest, Company and Employee now wish to amend certain provisions of the Employment Agreement.

NOW, THEREFORE in consideration of the covenants and promise contained herein, and intending to be legally bound hereby, Company and Employee hereby agree as follows:

1.	Effective December 1, 2009, the Employee shall no longer receive the Temporary Base Salary and instead the Employee’s gross annual base salary shall revert to the Base Salary, as defined in Paragraph 4(a)(i) of the Employment Agreement.

2.	Employee hereby agrees to convey shares held by Employee in ICT Marketing Services, Inc., a Philippines company, or otherwise take action to relinquish all rights to such shares, on the date the Employee terminates employment with the Company.

3.	Paragraph 6(a)(ii) is hereby reformed in its entirety to reflect the original intent of the parties to read as follows:

“Bonus Amount. Employee shall receive an amount equal to 300% of the combined average of Employee’s bonuses for the two (2) completed fiscal years preceding

Employee’s date of termination including amounts earned or payable with respect to such completed fiscal years under the LTIP (without regard to any vesting schedule) (the “Bonus Amount”), and such Bonus Amount shall be due and payable to Employee only if the Board has determined with respect to the Severance Period that the financial performance of the Company justifies the payment of bonuses to other employees of the Company under applicable bonus plans. The Bonus Amount (if any) under this Paragraph 6(a)(ii) shall be paid in equal installments over the Severance Period and shall be paid pursuant to the Company’s normal payroll practices, with the first payment being paid on the first payroll date following Employee’s date of termination.”

4.	“(i)” in the second sentence of the first paragraph in Paragraph 10 is hereby amended in its entirety to read as follows:

“(i) a material diminution in Employee’s salary and benefits (i.e., a reduction of twenty percent (20%) or more); provided, however, that such a reduction which, (a) prior to a Change in Control of the Company, is part of a general salary or benefit reduction applicable to all senior executives of the Company or any successor thereto; and (b) on or after a Change of Control of the Company or such successor, is part of a general salary or benefit reduction applicable to all senior executives of the acquiror (including for these purposes any affiliate entity), or to which Employee expressly consents, shall not be deemed to constitute Good Reason;”

5.	Paragraph 11(a) of the Employment Agreement is hereby amended by adding a new subparagraph (iv) to read in its entirety as follows:

“(iv) Notwithstanding Paragraph 6(a)(ii), the Bonus Amount due to Employee as a result of the Change of Control of the Company shall be due and payable to Employee only if the Board determines with respect to the fiscal year immediately prior to the year in which the Change of Control occurs, that the financial performance of the Company justifies the payment of bonuses to other employees of the Company under applicable bonus plans.”

6.	The Merger constitutes both a Designated Change of Control and Change of Control (as such terms are defined in the Employment Agreement), resulting in the acceleration of vesting of any equity awards made to Employee.

7.	The Employment Agreement, as amended by this Amendment, shall be binding upon and inure to the benefit of Company and its successors and assigns (including Parent, the surviving entity in the Second Merger or any of their subsidiaries or affiliates), as applicable.

8.	In all respects not modified by this Amendment 2009-1, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

ICT GROUP, INC.		EMPLOYEE

By:	/s/ John A. Stoops	Signature:	/s/ John J. Brennan
	John A. Stoops		John J. Brennan